Exhibit 99.1

Mesa Air Group Reports First Quarter 2009 Results and go! Achieves First Profitable Quarter

PHOENIX, February 18, 2009 - Mesa Air Group, Inc. (NASDAQ: MESA) (the "Company") announced today first quarter net income from continuing operations of $15.5 million on operating revenues of $265.1 million. Total operating revenues for the first quarter of 2009 decreased $61.5 million, or 18.8% primarily resulting from a year-over-year decrease in capacity and lower fuel revenue. The net income of $15.5 million, or $0.46 per share on a diluted basis, compares to net loss from continuing operations of $2.8 million, or $0.10 per diluted share for the same period of fiscal 2008. Pro forma net income for the quarter was $10.0 million or $0.31 per diluted share. Pro forma net income for the quarter includes adjustments for the following items on an after tax basis: $5.0 million gain on extinguishment of debt, $0.8 million income from equity method investments, $0.5 million of go! legal, $0.4 million in startup costs associated with our Chinese joint venture, $0.2 million of lease return costs, and $0.1 million loss on disposal.

Total Available Seat Miles ("ASM's") for the first quarter of fiscal 2009 decreased 18.4% from the first quarter of 2008. The decrease was primarily due to a reduction in the number of aircraft flown from 183 as of December 31, 2007 to 151 as of December 31, 2008. At December 31, 2008 Mesa's operating fleet was comprised of 77 50-seat regional jets, 38 86-seat regional jets, 20 66-seat regional jets and 16 37-seat turboprops. As of December 31, 2008, the Company operated 49 regional jets and six turboprops on a codeshare basis with US Airways, 46 regional jets and ten turboprops for United, 34 regional jets for Delta, and had one operational spare. The Company also flew five regional jets in Hawaii, operating as go!

As of December 31, 2008, the Company's cash, marketable securities and restricted cash were approximately $64.0 million.  In the second quarter of fiscal 2009 and similar to prior years, the Company will be making significant aircraft lease payments that will impact our cash position.

Events during the first quarter included:

--go!: The go! operation generated approximately $0.5 million of net income on $11.6 million of revenue for the first fiscal quarter of 2009.  Available seat miles increased in the first quarter 15.4% in comparison to the same period in the prior fiscal year. Fuel prices were reduced significantly in the quarter and go! experienced increases in passenger revenue, and load factor.  Departures increased 11.4% and passengers carried increased 11.3% over the first quarter of 2008.

On November 28, 2008 Mesa announced entering into a settlement with the former controlling shareholder of Aloha Airlines concerning the Aloha Airlines lawsuit over Mesa's Hawaiian inter-island flight services operated under the go! brand name. Under the terms of the settlement and without admitting any wrongdoing, Mesa agreed to make a $2.0 million cash payment, issue shares of common stock equal to 10% of its then outstanding shares and provide inter-island travel benefits to certain former Aloha Airlines employees. The Company recorded a charge of $2.8 million related to this transaction in the fourth fiscal quarter of 2008. Under the terms of the settlement, if the shareholder is able to purchase the "Aloha" name in the bankruptcy court auction, it will license the "Aloha" name to Mesa.

--Maintenance: Maintenance expense decreased 31.7% as compared to the first quarter of fiscal 2008. This $22.8 million spending reduction is mainly attributed to savings in engine repair costs resulting from the termination of a power by the hour contract and a decrease in expense associated with component contracts due to contract amendments.

--Inventory: In the first quarter Mesa financed $2.9 million of certain rotable spare parts at an annual interest rate of 3.2% for 60 months. The first principal payment of $82,057 is due and payable on the 21st month. Interest will be accrued and added to the principal of the note for the first 20 months of the arrangement.

--Bonds: The Company purchased certain senior convertible notes during the first quarter. These notes, due in February 2024, were reacquired at a substantial discount and resulted in a recorded gain of approximately $8.1 million.

"We are encouraged by this quarter's performance and the strides we have taken to put some difficult hurdles behind us. We are also very pleased to report go! achieved its first quarterly profit and we remain committed to our independent inter-island operation," said Mesa Chairman and CEO, Jonathan Ornstein. "We continue to execute our restructuring plan and take steps needed to improve the financial and operational performance of the Company. We would like to thank all of our constituents who have worked with us including our airline partners, vendors and suppliers, bondholders and our hard working employees and employee leadership team. While the environment continues to be challenging we remain confident that working together our company can build upon the success of this quarter."

	Three Months Ended
	Dec 31,2008	Dec 31,2007
Passengers	3,179,668	3,587,044
Available seat miles ("ASM") (000's)	1,730,437	2,120,137
Revenue passenger miles (000's)	1,327,409	1,550,131
Load factor	76.7%	73.1%
Yield per revenue passenger mile (cents)	20.1	21.1
Revenue per ASM (cents)	15.4	15.4
Operating cost per ASM (cents)	14.2	15.4
Average stage length (miles)	373	398
Number of operating aircraft in fleet	151	183
Gallons of fuel consumed	33,411,870	41,455,546
Block hours flown	109,736	128,558
Departures	73,363	84,984

MESA AIR GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,
	2008	2007
	(Unaudited)
	(In thousands, except per share data)
Operating revenues:
Passenger	$261,496	$323,203
Freight and other	3,627	3,389
Net operating revenues	265,123	326,592

Operating expenses:
Flight operations	85,492	93,571
Fuel	78,535	115,919
Maintenance	49,162	72,010
Aircraft and traffic servicing	16,489	19,655
Promotion and sales	1,120	781
General and administrative	11,508	14,992
Depreciation and amortization	8,718	9,587
Total operating expenses	251,024	326,515

Operating income (loss)	14,099	77

Other income (expense):
Interest expense	(8,186)	(9,681)
Interest income	1,109	2,600
Gain on extinguishment of debt	8,107	-
Gain (loss) from equity method investments	1,235	(1,052)
Other income (expense)	(477)	3,903
Total other income (expense)	1,788	(4,230)
Income (loss) from continuing operations before taxes	15,887	(4,153)
Income tax provision (benefit)	399	(1,395)
Net income (loss) from continuing operations	15,488	(2,758)

Loss from discontinued operations, net of taxes	(186)	(1,448)

Net income (loss)	$15,302	$(4,206)

Basic income (loss) per common share:
Income (loss) from continuing operations	$0.56	$(0.10)
Loss from discontinued operations	(0.01)	(0.05)
Net income (loss) per share	$0.55	$(0.15)

Diluted income (loss) per common share:
Income (loss) from continuing operations	$0.46	$(0.10)
Loss from discontinued operations	-	(0.05)
Net income (loss) per share	$0.46	$(0.15)

	Three Months Ended December 31,
	2008	2007
PRO FORMA (After tax):

Net income (loss) from continuing operations	$ 15,488	$ (2,757)
Net gain on securities	-	(2,385)
Loss on disposal	130	68
Lease return costs	219	3,658
(Gain) on extinguishment of debt	(4,996)	-
go! legal expense	(452)	477
Start up costs on China JV	370	153
(Gain) Loss from equity method investments	(761)	648
Pro forma net income from continuing operations	$ 9,998	$ (138)

Pro forma income per common share:
Basic	$ 0.36	$ (0.00)
Diluted	$ 0.31	$ (0.00)

To supplement our consolidated financial statements presented in accordance with GAAP, the Company uses non-GAAP measures of pro forma net income and pro forma earnings per share, which are adjusted from our GAAP results as shown above. These non-GAAP adjustments are provided to enhance the user's overall understanding of our current financial performance. We believe the non-GAAP results provide useful information to both management and investors by excluding certain charges and other amounts that we believe are not indicative of our core operating results. These non-GAAP measures are included to provide investors and management with an alternative method for assessing the Company's operating results in a manner that is focused on the performance of the Company's ongoing operations and to provide a more consistent basis for comparison between quarters. In addition, since we have historically reported pro forma results to the investment community, we believe the inclusion of non-GAAP numbers provides consistency in our financial reporting. These measures are not in accordance with or an alternative for, GAAP and may be different from pro forma measures used by other companies.

Mesa currently operates 151 aircraft with over 800 daily system departures to 124 cities, 38 states, the District of Columbia, Canada, the Bahamas and Mexico. Mesa operates as Delta Connection, US Airways Express and United Express under contractual agreements with Delta Air Lines, US Airways and United Airlines, respectively, and independently as Mesa Airlines and go!. In June 2006 Mesa launched inter-island Hawaiian service as go!. This operation links Honolulu to the neighbor island airports of Hilo, Kahului, Kona and Lihue. The Company, founded by Larry and Janie Risley in New Mexico in 1982, has approximately 5,000 employees and was awarded Regional Airline of the Year by Air Transport World magazine in 1992 and 2005.

This press release contains various forward-looking statements that are based on management's beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, projected or expected.

SOURCE Mesa Air Group, Inc.

Mesa Air Group, Inc., +1-602-685-4010

http://www.mesa-air.com/